Exhibit 4.2

AMENDMENT TO
EQUITY PARTICIPATION
 AND EARN-IN AGREEMENT

THIS AMENDING AGREEMENT made as of the 9th day of November, 2004.
BETWEEN:
IVANHOE MINES LTD., a corporation incorporated under the laws of the Yukon Territory
("Ivanhoe")
AND:
ENTRÉE GOLD INC., a corporation incorporated under the laws of the Yukon   Territory
("Entree")
WHEREAS:
A.	Ivanhoe and Entrée are parties to an Equity Participation and Earn-in Agreement dated as of the 15th day of October, 2004 (the "Earn-in Agreement"); and
B.	the parties wish to amend the Earn-in Agreement on the terms hereinafter provided;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.	Capitalized terms used in these recitals without definition have the meanings assigned to them in the Earn-in Agreement.
2.	The parties hereby agree that the Joint Venture Agreement to be entered into by the parties pursuant to the terms of the Earn-in Agreement will be in the form attached hereto as Appendix "A", that all references in the Earn-in Agreement to the Joint Venture Agreement will be deemed to be a reference to the form of agreement attached hereto as Appendix"A" and that the condition in Section 7.3(b) of the Earn-in Agreement that the parties must have agreed to the form of the Joint Venture Agreement within 30 days of execution of the Earn-in Agreement has been satisfied.
3.	Schedule "B" is hereby deleted from the Earn-in Agreement.
4.	Section 5.5(a) of the Earn-in Agreement is hereby deleted and replaced by the following:

"(a)      before the Earn-in Period ends as provided in Section 3.3, Entree intends to directly or indirectly dispose of any interest, other than its Participating Interest, in any geographical areas that are the subject of the Existing Licenses, Mineral Exploration License number 3136X or any successor licenses in whole or in part; or".
5.   The Earn-in Agreement, as amended by this Amending Agreement, is hereby ratified and confirmed.
6.   This Amending Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart.  Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
ENTREE GOLD INC.
By:  "Gregory Crowe"
Title: President & Chief Executive Officer
IVANHOE MINES LTD.
By:  "Beverly Bartlett"
Title: Corporate Secretary

JOINT VENTURE AGREEMENT
THIS AGREEMENT made as of the ● day of ●,●,
BETWEEN:
IVANHOE MINES LTD., a corporation incorporated under the laws of the Yukon Territory
("Ivanhoe")
AND:
ENTRÉE GOLD INC., a corporation incorporated under the laws of the Yukon   Territory
("Entree"),
WITNESSES that in consideration of the covenants and conditions contained herein, Ivanhoe and Entree agree as follows:
1.	DEFINITIONS AND CROSS-REFERENCES
1.1.	Definitions.
The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.
1.2.	Cross-References
References to "Exhibits," "Articles," "Sections" and "Subsections" refer to Exhibits, Articles, Sections and Subsections of this Agreement. References to "Paragraphs" and "Subparagraphs" refer to paragraphs and subparagraphs of the referenced Exhibits.
1.3.	Exhibits
The following Exhibits are attached to and form part of this Agreement:
Exhibit A Properties
Exhibit B Accounting Procedures
Exhibit C [Deleted]
Exhibit D Definitions
Exhibit E Net Smelter Returns Royalty

Exhibit F Insurance
Exhibit G [Deleted]
Exhibit H Pre-emptive Rights
2.	NAME, PURPOSES AND TERM
2.1.	General.
Ivanhoe and Entrée hereby enter into this Agreement for the purposes hereinafter stated.  All of the rights and obligations of the Participants in connection with the Assets or the Area of Interest and all Operations shall be subject to and governed by this Agreement.
2.2.	Name
The Assets shall be managed and operated by the Participants under the name "Shivee East".  The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.
2.3.	Purposes
This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:
(a)	to conduct Exploration within the area of the Properties;
(b)	to acquire additional real property and other interests within the area of the Properties;
(c)	to evaluate the possible Development and Mining of the Properties, and, if justified, to engage in Development and Mining;
(d)	to engage in Operations on the Properties;
(e)	to engage in marketing Products, to the extent provided by Article 12;
(f)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties; and
(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.
2.4.	Limitation
Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Participants as set forth in Article 4.

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2.5.	Term
The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as the Participants are engaged in Development or Mining of the Properties on a continuous basis, and thereafter until all materials, supplies, equipment and infrastructure have been salvaged and disposed of, any required Environmental Compliance is completed and accepted and the Participants have agreed to a final accounting, unless the Business is earlier terminated as herein provided.
2.6.	Mongolian Subsidiary
The parties hereby acknowledge and agree that, in order to fully and effectually enjoy their respective rights, and perform their respective obligations, under this Agreement, it may be necessary or desirable, from time to time, for a party to cause a company incorporated under the laws of Mongolia and controlled by such party (a "Mongolian Subsidiary") such as, in the case of Entrée, the Entrée Subsidiary to do, or refrain from doing, certain acts and things in Mongolia in furtherance of the covenants and agreements of such party in this Agreement. Each party hereby covenants and agrees with the other party that, whenever the performance by that party of an obligation under this Agreement requires any involvement by a Mongolian Subsidiary of that party, such party will cause its Mongolian Subsidiary to promptly execute all such instruments and do all such acts and things as may be necessary or desirable in order for such party's obligations hereunder to be fully and effectually performed on a timely basis. Wherever in this Agreement an obligation is ascribed to a party and such obligation can only be legally and effectually performed by such party's Mongolian Subsidiary, such party will be deemed to have obliged itself, as principal, and its Mongolian Subsidiary, as the Mongolian Subsidiary's authorized agent, to perform such obligation.
3.	REPRESENTATIONS AND WARRANTIES; INDEMNITIES
3.1.	Representations and Warranties of Both Participants
As of the Effective Date, each Participant represents and warrants to the other that:
(a)	it is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;
(b)	it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors and shareholder actions required to authorize it to enter into and perform this Agreement have been properly taken;
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(c)	it will not breach any other agreement or arrangement by entering into or performing this Agreement;
(d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and
(e)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.
3.2.	No Encumbrances
Each Participant represents and warrants to the other that, since the Effective Date of  the Earn-in Agreement (as defined therein), it has not created nor allowed to continue any Encumbrance of its interest in the Properties or has knowledge of any Encumbrance of the Properties arising between the Effective Date of the Earn-in Agreement and the Effective Date hereof.
3.3.	Disclosures
Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading.
3.4.	Record Title
Title to the Assets shall be held by the Participant which is the Manager for the Participants, as their respective Participating Interests are determined pursuant to this Agreement. Each Participant shall have the right to receive, forthwith upon making demand therefor, from the Manager such documents as it may reasonably require to confirm its Participating Interest.
3.5.	Loss of Title
Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, unless such failure or loss is attributable to a breach by a Participant of any covenant or representation or warranty in this Agreement in which case such failure or loss and such costs shall be for the account of such Participant.
3.6.	Royalties, Production Taxes and Other Payments Based on Production
All required payments of production royalties, taxes based on production of Products, and other payments out of production to private parties and governmental entities shall be determined and made by each Participant in proportion to its Participating Interest, and each Participant undertakes to make such payments timely and otherwise in accordance with applicable laws and agreements.  If separate payment is not permitted, each Participant shall determine and pay its proportionate share in advance to the Participant obligated to make such payment and such Participant shall timely make such payment.  Each Participant shall furnish to the other Participant evidence of timely payment for all such required payments.  In the event that either Participant fails to make any such required payment, the other Participant shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of the other Participant shall not constitute acceptance by the paying Participant of any liability to such third party for the underlying obligation.
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3.7.	Indemnities/Limitation of Liability
(a)	Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates (collectively "Indemnified Participant") from and against the entire amount of any Loss. A " Loss" shall mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Participant ("Indemnifying Participant") of any representation, warranty or covenant contained in this Agreement, including without limitation:
(i)	any failure by a Participant to determine accurately and make timely payment of its proportionate share of required royalties, production taxes and other payments out of production to third parties as required by Section 3.6;
(ii)	any action taken for or obligation or responsibility assumed on behalf of the other Participant, its directors, officers, employees, agents and attorneys, or Affiliates by a Participant, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 4.1;
(iii)	failure of a Participant or its Affiliates to comply with the provisions of Section 13.5 or Article 14; and
(iv)	failure of a Participant or its Affiliates to comply with the pre-emptive right under Section 17.3 and Exhibit H.
(b)	If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified Participant within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Participant's expense, employment of counsel of the Indemnifying Participant's choice. Any damages to the assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.
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4.	RELATIONSHIP OF THE PARTICIPANTS
4.1.	No Partnership
Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, or to create any fiduciary relationship between them.  The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership.  Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant's directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective.  Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.
4.2.	Taxation
All costs of Operations incurred hereunder shall be for the account of the Participants in proportion to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.
4.3.	Other Business Opportunities
Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Participant.  The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to this Business nor to any other activity or operation of either Participant.  Neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the area of the Properties at any time, or, except as otherwise provided in Section 13.5, within the area of the Properties after the termination of the Business.
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4.4.	Waiver of Rights to Partition or Other Division of Assets
The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.
4.5.	Transfer or Termination of Rights to Properties
Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.
4.6.	Implied Covenants
There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.
4.7.	No Third Party Beneficiary Rights
This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in Subsection 3.7(a).
5.	INTERESTS OF PARTICIPANTS
5.1.	Participants' Initial Contributions
Each Participant, as its Initial Contribution, hereby contributes all its undivided right, title and interest in and to the Properties to the Business.
5.2.	Value of Initial Contributions
The agreed value of the Participants' respective Initial Contributions shall be as follows:
Ivanhoe $___________
 Entrée   $___________
[Prior to execution, complete the blanks above in accordance with the following and then delete this square-bracketed text: the value of Ivanhoe's initial contribution is the amount of Earn-in Expenditures incurred by it under the Earn-in Agreement and the value of Entrée's  initial contribution is in the same proportion thereto as its initial Participating Interest is to the initial Participating Interest of Ivanhoe.]
5.3.	Initial Participating Interests
The Participants shall have the following initial Participating Interests:
Ivanhoe  ___________%
 Entrée    ___________%
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[Prior to execution, complete the blanks in accordance with the following and then delete this square-bracketed text:
i)	In the circumstances described in section 4.5(a) of the Earn-in Agreement the blanks are completed Ivanhoe - 51% and Entrée - 49%.
ii)	In the circumstances described in section 4.5(b) of the Earn-in Agreement the blanks are completed Ivanhoe - 60% and Entrée - 40%.
iii)	In the circumstances described in section 4.5(c) of the Earn-in Agreement the blanks are completed Ivanhoe - 80% and Entrée - 20% and add the following text:
provided that for the purposes of Article 12 only, in respect of Products extracted from the Properties pursuant to Mining carried out at depths from the surface of the Properties to 560 meters below the surface of the Properties, the initial Participating Interest of Ivanhoe will be 70% and the initial Participating Interest of Entrée will be 30%.]
5.4.	Additional Contributions
The Participants, subject to Section 8.2 and to any elections permitted by Subsection 8.5(a), shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.
[If the Joint Venture is formed in the circumstances described in section 4.5(c) of the Earn-in Agreement, add the following text:
Notwithstanding that in respect of Products extracted from the Properties pursuant to Mining carried out at depths from the surface of the Properties to 560 meters below the surface of the Properties the initial Participating Interest of Ivanhoe is 70% and the initial Participating Interest of Entrée is 30%, subject to Section 8.2 and to any elections as aforesaid, Ivanhoe shall be obligated to contribute funds to adopted Programs and Budgets based on a Participating Interest of 80% and Entrée shall be obligated to contribute funds to adopted Programs and Budgets based on a Participating Interest of 20% (subject in each case to adjustment as provided in Section 5.5), provided that to the extent Ivanhoe can demonstrate before the Program and Budget is adopted that costs incurred on or in respect of the surface to or to a depth of 560 metres below the surface should reasonably and fairly be allocated to the production of Products above a depth of 560 metres from the surface, Entrée's share of such costs will be based on a 30% Participating Interest and Ivanhoe's share of such costs will be based on a 70% Participating Interest (subject in each case to adjustment as provided in Section 5.5).]
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5.5.	Changes in Participating Interests
The Participating Interests shall be eliminated or changed as follows:
(a)	upon deemed withdrawal or termination as provided in Section 5.6, and Article 13;
(b)	upon an election by either Participant pursuant to Section 8.5 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget or an election by Entrée pursuant to Section 4.6(b) of the Earn-in Agreement to sole fund the first $400,000 of costs under the first adopted Program and Budget;
(c)	in the event of default by either Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke any of the remedies in Section 9.5;
(d)	upon Transfer by either Participant of part or all of its Participating Interest in accordance with Article 17; or
(e)	upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising, including without limitation pursuant to Section 4.6 or Section 4.7 of the Earn-in Agreement.
[If the Joint Venture was formed in the circumstances described in section 4.5(c) of the Earn-in Agreement add the following text:
If the Participating Interests are changed pursuant to Subsection 5.5(b) or (c), the respective Participating Interests of each of Ivanhoe and Entrée in respect of Products extracted from the Properties pursuant to Mining carried out at depths from the surface of the Properties to 560 meters below the surface of the Properties will also be changed pro rata, by multiplying the change by a fraction (i) the denominator of which is the Reduced Participant's Participating Interest immediately before the change and (ii) the numerator of which is the Reduced Participant's Participating Interest immediately before the change in respect of Products extracted from the Properties pursuant to Mining carried out at depths from the surface of the Properties to 560 meters below the surface of the Properties.]
5.6.	Elimination of Minority Interest
(a)	A Reduced Participant whose Recalculated Participating Interest becomes less than ten percent (10%) shall be deemed to have withdrawn from the Business and shall relinquish its entire Participating Interest free and clear of any Encumbrances arising by, through or under the Reduced Participant, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A or to which the Participants have agreed. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant. The Reduced Participant shall have the right to receive two percent (2%) of Net Smelter Returns, if any.
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(b)	The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 8.5 or 9.5. However, if the final adjustment provided under Section 8.5 for any recalculation under Section 8.6 results in a Recalculated Participating Interest of greater than ten percent (10%): (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Smelter Returns under Subsection 5.6(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 8.6(d). Similarly, if such final adjustment under Section 8.6 results in a Recalculated Participating Interest for either Participant of ten percent (10%) or less for a Program Period as to which the provisional calculation under Section 8.5 had not resulted in a Participating Interest of ten percent (10%) or less, then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest which is greater than ten percent (10%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 5.6(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 8.6(d), including of any Net Smelter Returns to which such Participant may be entitled for such Program Period.
5.7.	Continuing Liabilities Upon Adjustments of Participating Interests
Any reduction or elimination of either Participant's Participating Interest under Section 5.6 shall not relieve such Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising, before or after such reduction or elimination, out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability.  For purposes of this Section, such Participant's share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 5.6, 8.5, 8.6 and 9.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such Participant's initial Participating Interest).  Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Exhibit B, each of the Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 5.6, 8.5, 8.6 and 9.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Smelter Returns pursuant to Subsection 5.6(a).
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5.8.	Documentation of Adjustments to Participating Interests
Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 5.6, 8.5, 8.6 and 9.5, shall be made monthly.  However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Properties are located.
5.9.	Grant of Lien and Security Interest
(a)	Subject to Section 5.10, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.
(b)	The liens and security interests granted by Subsection 5.9(a) shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 9.4. Each Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.
5.10.	Subordination of Interests
Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Section 5.9 hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.
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6.	MANAGEMENT COMMITTEE
6.1.	Organization and Composition
The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement.  The Management Committee shall consist of two (2) members appointed by Ivanhoe and two (2) members appointed by Entree.  Each Participant may appoint one or more alternates to act in the absence of a regular member.  Any alternate so acting shall be deemed a member.  Appointments by a Participant shall be made or changed by notice to the other members.  The Participant which is the Manager shall designate one of its members to serve as the chair of the Management Committee.
6.2.	Decisions
Each Participant, acting through its appointed members in attendance at the meeting, shall have the votes on the Management Committee in proportion to its Participating Interest.  All decisions of the Management Committee shall be decided by a simple majority vote of the Participating Interests such that, by way of example and for greater clarity, the vote of a party holding a Participating Interest greater than fifty percent (50%) is a simple majority vote which would be effective to make the decision of the Management Committee.  The Manager shall be entitled to break all tie votes with a second or casting vote.
6.3.	Meetings
(a)	The Management Committee shall hold regular meetings at least quarterly in Vancouver, British Columbia or at other agreed places. The Manager shall give thirty (30) days notice to the Participants of such meetings. Additionally, either Participant may call a special meeting upon seven (7) days notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present; provided, however, that if a Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other Participant is represented by at least one appointed member, and a vote of such Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.
(b)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either Participant may call the next meeting upon seven (7) days notice to the other Participant.
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(c)	Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered if either Participant adds the matter to the agenda at least five (5) days before the meeting or with the consent of the other Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other Participant within thirty (30) days after the meeting. Either Participant may electronically record the proceedings of a meeting with the consent of the other Participant. The other Participant shall sign and return or object to the minutes prepared by the Manager within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed thirty (30) days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared by the Manager together with the other Participant's proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.
6.4.	Action Without Meeting in Person
In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Subsection 6.3(c).  The Management Committee may also take actions in writing signed by all members.
6.5.	Matters Requiring Approval
Except as otherwise delegated to the Manager in Section 7.2, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.
7.	MANAGER
7.1.	Appointment
The Participants hereby appoint _______________ as the Manager with overall management responsibility for Operations.  _______________ hereby agrees to serve until it resigns as provided in Section 7.4. The Manager shall have overall management responsibility for Operations and shall serve until it resigns or is deemed to resign as provided in Section 7.4.
[Prior to execution, complete the blanks above by inserting the name of the Participant with the greater Participating Interest and then delete this square-bracketed text.]
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7.2.	Powers and Duties of Manager
Subject to the terms and provisions of this Agreement including without limitation Article 11 and the general oversight and direction of the Management Committee, the Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets:
(a)	the Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in Article 8;
(b)	the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;
(c)	the Manager shall use reasonable efforts to:
(i)	purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances;
(ii)	obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and
(iii)	keep the Assets free and clear of all Encumbrances, except any such Encumbrances listed in Paragraph 1.1 of Exhibit A and those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens (which shall be contested, released or discharged in a diligent matter) or Encumbrances specifically approved by the Management Committee.
(d)	the Manager shall conduct such title examinations of the Properties and cure such title defects pertaining to the Properties as may be advisable in its reasonable judgment;
(e)	the Manager shall:
(i)	make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets,
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(ii)	pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income and taxes, including production taxes, attributable to a Participant's share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments or like charges, and
(iii)	do all other acts reasonably necessary to maintain the Assets;
(f)	the Manager shall:
(i)	apply for all necessary permits, licenses and approvals,
(ii)	comply with all Laws,
(iii)	notify promptly the Management Committee of any allegations of substantial violation thereof, and
(iv)	prepare and file all reports or notices;
required for or as a result of Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply consistent with its standard of care under Section 7.3.  In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.
(g)	the Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of Five Hundred Thousand Dollars ($500,000) in cash or value;
(h)	the Manager shall provide insurance for the benefit of the Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee;
(i)	the Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article 15. Without prior authorization from the Management Committee, however, the Manager shall not:
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(i)	dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of Five Hundred Thousand Dollars ($500,000),
(ii)	enter into any sales contracts or commitments for Product, except as permitted in Section 12.2,
(iii)	begin a liquidation of the Business, or
(iv)	dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business;
(j)	the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;
(k)	the Manager shall perform or cause to be performed any and all work and make any and all filings and do all such other lawful things, and shall pay all Governmental Fees required by Law, in order to maintain the Properties in good standing;
(l)	the Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the Participants;
(m)	the Manager shall maintain Equity Accounts for each Participant. Each Participant's Equity Account shall be credited with the value of its Initial Contribution under Sections 5.2 and shall be credited with amounts contributed by such Participant under Section 5.4. Each Participant's Equity Account shall be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the Participants, and such estimated value shall be used regardless of the actual amount received by each Participant upon disposition of such Products;
(n)	the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee:
(i)	monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget,
(ii)	quarterly summaries of data acquired,
(iii)	copies of reports concerning Operations,
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(iv)	a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs, and
(v)	such other reports as any member of the Management Committee may reasonably request.
Subject to Article 19, at all reasonable times the Manager shall keep the other Participant fully informed of Operations and shall provide the Management Committee, or other representative of a Participant upon the request of such Participant's member of the Management Committee, access to, and the right to inspect and, at such Participant's cost and expense, copies of the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Confidential Information, to the extent preserved or kept by the Manager, subject to Article 19. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations; All reports and summaries will be accompanied by copies of all internal memoranda, maps, plans, photographs, electromagnetic surveys, test results, reports, drill logs and other information and data including electronic data and the Manager's analyses, interpretations, compilations, studies and evaluations of such information, data and knowledge. All such information will be deemed to be Confidential Information. If requested, the Manager will consult with the non-managing Participant to assist the non-managing Participant to fully understand the information provided and the implications of it for the value and prospectivity of the Properties;
(o)	the Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;
(p)	the Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;
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(q)	the funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements;
(r)	if Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations;
(s)	the Manager shall undertake all other activities reasonably necessary to fulfil the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee pursuant to Section 6.1.
7.3.	Standard of Care
The Manager shall discharge its duties under Section 7.2 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets.  The Manager shall not be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's wilful misconduct or gross negligence.  The Manager shall not be in default of any of its duties under Section 7.2 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.
7.4.	Resignation; Deemed Offer to Resign
The Manager may resign upon not less than three (3) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within thirty (30) days after the notice of resignation.  If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following Subsections, with the successor Manager to be appointed by the other Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote and at which the other Participant may appoint itself or a third party as the Manager.
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(a)	the aggregate Participating Interest of the Manager and its Affiliates becomes less than fifty percent (50%);
(b)	the Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant demanding performance;
(c)	the Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;
(d)	a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;
(e)	the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or
(f)	entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.
Under Subsections (d), (e) or (f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.
7.5.	Payments To Manager
The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with Exhibit B.
7.6.	Transactions With Affiliates
If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case in arm's-length transactions with unrelated persons.
7.7.	Activities During Deadlock
If the Management Committee for any reason fails to adopt an Exploration, Pre-Feasibility Study, Feasibility Study or Development Program and Budget,  the Manager shall continue Operations at levels sufficient to maintain the Properties.  If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Properties.  If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget.  All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.
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8.	PROGRAMS AND BUDGETS
8.1.	Operations Pursuant to Programs and Budgets
Except as otherwise provided in Section 8.13, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget. Programs and Budgets shall provide only for Exploration, Development or mining operations on the Properties and for no other activities or expenditures.
8.2.	Programs which Benefit Oyu Tolgoi
All costs of Operations under each Program and Budget will, to the extent practicable, be allocated at the time the Program and Budget is adopted between the Properties and the Oyu Tolgoi Property, based on the proportions in which each of them benefits most from such Operations and:
(a)	Ivanhoe shall bear and pay for one hundred percent (100%) of such costs allocated to the Oyu Tolgoi Property and all associated liabilities including for Environmental Compliance; and
(b)	the balance of such costs shall be borne and paid by the Participants in accordance with their respective Participating Interests, subject to any elections made under Subsection 8.5(a).
If, and to the extent that, it is impracticable to fully allocate costs of Operations between the Properties and the Oyu Tolgoi Property at the time that a Program and Budget is adopted, such costs will be provisionally allocated based on all information available to the Participants respecting the Properties and the Oyu Tolgoi Property and, if warranted based on additional information obtained from future Operations, will be re-allocated to equitably reflect the relative benefits to each such property. Any such provisional or definitive allocation or re-allocation of costs as aforesaid will be agreed by the Participants. A failure to agree will be a dispute for the purposes of Section 18.3.
For illustration purposes only, if a shaft is sunk on the Properties which also provides access to the Oyu Tolgoi Property and fifty five percent (55%) of mineral production is from the Oyu Tolgoi Property and forty five percent (45%) of mineral production is from the Properties, Entrée would have responsibility for a share of those costs equal to its Participating Interest multiplied by forty five percent (45%).
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8.3.	Presentation of Programs and Budgets
Proposed Programs and Budgets shall be prepared by the Manager for a period of one (1) year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration.  All proposed Programs and Budgets may include Exploration, Pre-Feasibility Studies, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Sections 6.2 and 8.4.  Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least one (1) month prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.
8.4.	Review and Adoption of Proposed Programs and Budgets
Within thirty (30) days after submission of a proposed Program and Budget, each Participant shall submit in writing to the Management Committee:
(a)	notice that the Participant approves any or all of the components of the proposed Program and Budget;
(b)	modifications proposed by the Participant to the components of the proposed Program and Budget; or
(c)	notice that the Participant rejects any or all of the components of the proposed Program and Budget.
If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the Participant for adoption of the Manager's proposed Program and Budget.  If a Participant makes a timely submission to the Management Committee pursuant to Subsections 8.4(a), (b) or (c), then the Manager working with the other Participant shall seek for a period of time not to exceed twenty (20) days to develop a complete Program and Budget acceptable to both Participants.  The Manager shall then call a Management Committee meeting in accordance with Section 6.3 for purposes of reviewing and voting upon the proposed Program and Budget, provided however that the Management Committee shall make the final determination of the Program and Budget notwithstanding the inability to accommodate an individual Participant's objections.
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8.5.	Election to Participate
(a)	By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a Participant may elect to participate in the approved Program and Budget:
(i)	in proportion to its respective Participating Interest,
(ii)	in some lesser amount than its respective Participating Interest, or
(iii)	not at all;
subject to Entrée's overriding right to elect to sole fund the first $400,000 of costs under the first approved Program and Budget provided in Section 4.6(b) of the Earn-in Agreement. In case of any such election except an election under Subsection 8.5(a)(i), the Participating Interest of the electing Participant shall be recalculated as provided in Subsection 8.5(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget.  If a Participant fails to so notify the Management Committee of the extent to which it elects to participate, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.
(b)	If a Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:
(i)	for an election made before Payout, by dividing: (A) the sum of (1) the amount credited to the Reduced Participant's Equity Account with respect to its Initial Contribution under Section 5.2, (2) the total of all of the Reduced Participant's contributions under Section 5.4, and (3) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred; or
(ii)	for an election made after Payout, by reducing its Participating Interest in an amount equal to two (2) times the amount by which it would have been reduced under Subsection 8.5(b)(i) if such election were made before Payout.
The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.
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(c)	Whenever the Participating Interests are recalculated pursuant to this Section 8.5, the Equity Accounts of both Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests.
8.6.	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures
(a)	If a Participant makes an election under Subsection 8.5(a)(ii) or (iii), then within thirty (30) days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.
(b)	If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Subsection 8.5(b) by substituting each Participant's actual contribution to the adopted Budget for that Participant's estimated contribution at the time of the Reduced Participant's election under Subsection 8.5(a).
(c)	If the Manager expended or incurred obligations of less than seventy-five percent (75%) of the adopted Budget, within ten (10) days of receiving the Manager's report on expenditures, the Reduced Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant's proportionate share (at the Reduced Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in Section 9.3 plus four (4) percentage points. The Reduced Participant shall deliver the appropriate amount (including interest) to the other Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this Article 8 and shall bar the Reduced Participant from its rights under this Subsection 8.5(c) concerning the relevant adopted Program and Budget.
(d)	All recalculations under this Article 8 shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in the position it would have been in had its Participating Interests as recalculated under this Article 8 been in effect throughout the Program Period for such Program and Budget. If the Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a Participant's share of Products in the same manner as under Section 12.2 and to apply the proceeds of such sale to satisfy that Participant's obligation to make such contributions, reimbursements or adjustments.
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(e)	Whenever the Participating Interests are recalculated pursuant to this Article 8, the Participants' Equity Accounts shall be revised to bear the same ratio to each other as their Recalculated Participating Interests.
8.7.	Pre-Feasibility Study Program and Budgets
(a)
At such time as either Participant is of the good faith and reasonable opinion that economically viable Mining Operations may be possible on the Properties, the Participant may propose to the Management Committee that a Pre-Feasibility Study Program and Budget, or a Program and Budget that includes Pre-Feasibility Studies, be prepared.  Such proposal shall be made in writing to the other Participant, shall reference the data upon which the proposing Participant bases its opinion, and shall call a meeting of the Management Committee pursuant to Section 6.3.  If such proposal is adopted by the Management Committee, the Manager shall prepare or have prepared a Pre-Feasibility Study Program and Budget as approved by the Management Committee and shall submit the same to the Management Committee within thirty (30) days following adoption of the proposal or such other period of time as the Management Committee may prescribe based on a good faith pre-estimate of the time actually required under the circumstances.

(b)	Pre-Feasibility Studies may be conducted by the Manager, Feasibility Contractors, or both, or may be conducted by the Manager and audited by Feasibility Contractors, as the Management Committee determines. A Pre-Feasibility Study Program shall include the work necessary to prepare and complete the Pre-Feasibility Study approved in the proposal adopted by the Management Committee, which may include some or all of the following:
(i)	analyses of various alternatives for mining, processing and beneficiation of Products;
(ii)	analyses of alternative mining, milling, and production rates;
(iii)	analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);
(iv)	analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);
(v)	estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, losses, and impurities, and the estimated mineral composition and content thereof, and review of mining rates commensurate with such reserves;
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(vi)	analyses of environmental impacts of the various alternatives, including an analysis of the permitting, environmental liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;
(vii)	conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;
(viii)	conduct of hydrology and other studies related to any required dewatering; and
(ix)	conduct of other studies and analyses approved by the Management Committee.
(c)	The Manager shall have the discretion to base its and any Feasibility Contractors' Pre-Feasibility Study on the cumulative results of each discipline studied, so that if a particular portion of the work would result in the conclusion that further work based on these results would be unwarranted for a particular alternative, the Manager shall have no obligation to continue expenditures on other Pre-Feasibility Studies related solely to such alternative.
8.8.	Completion of Pre-Feasibility Studies and Selection of Approved Alternatives
As soon as reasonably practical following completion of all Pre-Feasibility Studies required to evaluate fully the alternatives studied pursuant to Pre-Feasibility Programs, the Manager shall prepare a report summarizing all Pre-Feasibility Studies and shall submit the same to the Management Committee.  Such report shall incorporate the following:
(a)	the results of the analyses of the alternatives and other matters evaluated in the conduct of the Pre-Feasibility Programs;
(b)	reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flowsheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates shall include reasonable estimates of:
(i)	capitalized pre-stripping expenditures, if an open pit or surface mine is proposed,
(ii)	expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated,
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(iii)	expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements), and
(iv)	all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates shall include a schedule of the timing of the estimated capital requirements for each alternative;
(c)	a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Subsection 8.8(b) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual production, processing, administrative, operating and maintenance expenditures, taxes (other than income taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis shall also include an estimate of the number of employees required to conduct such Operations for each alternative;
(d)	a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;
(e)	an analysis (and sensitivity analyses reasonably requested by either Participant), based on various target rates of return and price assumptions requested by either Participant, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by either Participant); and
(f)	such other information as the Management Committee deems appropriate.
Within sixty (60) days after delivery of the Pre-Feasibility Study summary to the Participants, a Management Committee meeting shall be convened for the purposes of reviewing the Pre-Feasibility Study summary and selecting one or more Approved Alternatives, if any.
8.9.	Programs and Budges for Feasibility Study
Within thirty (30) days following the selection of an Approved Alternative or such other period of time as the Management Committee may prescribe based on a good faith pre-estimate of the time actually required under the circumstances, the Manager shall submit to the Management Committee a Program and a Budget, which shall include necessary Operations, for the preparation of a Feasibility Study.  A Feasibility Study may be prepared by the Manager, Feasibility Contractors, or both, or may be prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines.
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8.10.	Development Programs and Budgets; Project Financing
(a)	Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until thirty (30) days following the receipt by Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.
(b)	Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than sixty (60) days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work ("Bid Report"). If bids described in the Bid Report result in the aggregate cost of Development work exceeding twenty percent (20%) of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been resubmitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 6.2 and 8.4.
(c)	If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.
8.11.	Expansion or Modification Programs and Budgets
Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within twenty (20) days following receipt by the Manager of such Feasibility Study or such other period of time as the Management Committee may prescribe based on a good faith pre-estimate of the time actually required under the circumstances.
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8.12.	Budget Overruns; Program Changes
The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten percent (10%) in the aggregate, then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 8.13 or unless otherwise authorized or ratified by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests nor deemed a contribution under this Agreement.  Budget overruns of ten percent (10%) or less in the aggregate shall be borne by the Participants in proportion to their respective Participating Interests.
8.13.	Emergency or Unexpected Expenditures
In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws.  The Manager may make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care.  The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests.
8.14.	Entrée Observer
If and whenever Ivanhoe is the Manager, Entrée will have the right to maintain one of its own geologists as an observer of the Operations and Ivanhoe will consult with this individual on the preparation of Programs and Budgets before presentation thereof to the Management Committee. The cost of maintaining one of Entrée's geologists on the Properties will be paid by Entrée except such individual's salary shall be for the Business Account.
9.	ACCOUNTS AND SETTLEMENTS
9.1.	Monthly Statements
The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.
9.2.	Cash Calls
The Manager shall submit prior to the last day of each month a billing for the estimated cash requirements for the next month under the adopted Program and Budget and for any amounts owing from previous months.  Such billing shall be subject to any election that a Participant may have made pursuant to Section 8.5(a) to participate in the approved Program and Budget in some lesser amount than its Participating Interest or not at all.  Within ten (10) days after receipt of each billing, or a billing made pursuant to Section 8.12 or 8.13, each Participant shall advance its proportionate share of such requirements. The Manager shall record all funds received in the Business Account.  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to sixty (60) days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.
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9.3.	Failure to Meet Cash Calls
A Participant that fails to meet cash calls in the amount and at the times specified in Section 9.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law.  Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts contributed by the non-defaulting Participant in the event dilution occurs in accordance with Article 5.  In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 9.4 and 9.5.
9.4.	Cover Payment
If a Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting Participant (a "Cover Payment").  Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 9.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments.  The failure to repay such loan upon demand shall be a default.
9.5.	Remedies
The Participants acknowledge that if either Participant defaults in making a contribution required by Section 5.4 or a cash call, or in repaying a loan, as required under Sections 9.2, 9.3 or 9.4, whether or not a Cover Payment is made, it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty).  Both Participants acknowledge and recognize that the damage to the non-defaulting Participant could be significant.  In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after notice to the defaulting Participant of such default, elect any of the following remedies by giving notice to the defaulting Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 9.2:
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(a)	the defaulting Participant grants to the non-defaulting Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 5.7 (whether or not such lien and security interest has been perfected), upon a default under Sections 9.3 or 9.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting Participant elects to enforce the lien or security interest pursuant to the terms of this Subsection, the defaulting Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed, and the defaulting Participant shall be liable for any deficiency;
(b)	the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest diluted or eliminated as follows: the Reduced Participant's Participating Interest shall be recalculated by dividing: (X) the sum of (1) the value of the Reduced Participant's Initial Contribution under Section 5.2, (2) the total of all of the Reduced Participant's contributions under Section 5.4, and (3) the amount, if any, the Reduced Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1), (2) and (3) above for both Participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant.
(c)	dilution under Subsection 9.5(b) shall be effective as of the date of the original default, and Section 9.6 shall not apply. The amount of any Cover Payment under Section 9.4 and interest thereon, or any interest accrued in accordance with Section 9.3, shall be deemed to be amounts contributed by the non-defaulting Participant, and not as amounts contributed by the defaulting Participant;
(d)	whenever the Participating Interests are recalculated pursuant to Subsection 9.5(b), the Equity Accounts of both Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests;
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(e)	if a Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting Participant has made a Cover Payment, then, in addition to a reduction in the defaulting Participant's Participating Interest effected pursuant to Subsection 9.5(b), the non-defaulting Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within sixty (60) days of the default and upon not less than thirty (30) days advance notice to the defaulting Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting Participant in the Assets, including but not limited to its Participating Interest or interest in Net Smelter Returns, together with all proceeds from and accessions of the foregoing (collectively the "Defaulting Participant's Entire Interest") at a purchase price equal to seventy-five percent (75%) of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting Participant. If the defaulting Participant conveys notice of objection to the person so appointed within ten (10) days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting Participant and a qualified independent appraiser appointed by the defaulting Participant; provided, however, that if the defaulting Participant fails to designate a qualified independent appraiser for such purpose within ten (10) days after giving notice of such objection, then the person originally designated by the non-defaulting Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the Participants fail to appoint a third qualified independent appraiser within five (5) days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant's Entire Interest, the amount of any Cover Payment under Section 9.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 9.3 to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have relinquished all of the Defaulting Participant's Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in Section 5.7.
9.6.	Audits
(a)	Within sixty (60) days after the end of each calendar year, at the request of a Participant, an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with generally accepted auditing standards and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report, unless either Participant elects to conduct an independent audit pursuant to Subsection 9.6(b) which is ongoing at the end of such three (3) month period, in which case such exceptions and claims may be made within the period provided in Subsection 9.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this Subsection shall be charged to the Business Account.
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(b)	Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting Participant, with all costs borne by the requesting Participant. The requesting Participant shall give the other Participant thirty (30) days prior notice of such audit. Any audit conducted on behalf of either Participant shall be made during the Manager's normal business hours and shall not interfere with Operations. Neither Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than twenty-four (24) months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after completion and delivery of such audit, or they shall be deemed waived.
10.	LOANS BY IVANHOE
10.1.
As and when requested from time to time by Entrée, Ivanhoe will contribute to approved Programs and Budgets, onto Entrée's behalf funds in an amount sufficient to enable Entrée to participate in such approved Programs and Budgets as Entrée may elect from time to time pursuant to Section 8.5. Each and every such contribution made by Ivanhoe on Entrée's behalf will be treated as a loan (a "Loan") advanced by Ivanhoe to Entrée.

10.2.	Interest on each advance of the Loans shall accrue at an annual rate from the date of advance to the date of repayment equal to Ivanhoe's actual cost of capital or the Prime Rate plus two percent (2%) per annum, whichever is less, as at the date of the advance. Cost of capital means the weighted average interest rate payable by Ivanhoe on arm's length long-term debt.
10.3.	The Loans may be prepaid in whole or in part from time to time. Subject to any Project Financing restrictions, the Loans will be repayable by Entrée monthly from (and only from) ninety percent (90%) of the Available Cash Flow arising from the sale of its share of Products. Such amounts shall be applied firstly to payment of accrued interest and then to repayment of principal, with the oldest advances repaid first. "Available Cash Flow" means all net proceeds of sale of Entrée's share of Products in a month less Entrée's share of costs of Operations for the month that are operating costs under Canadian generally accepted accounting principles.
10.4.	Entrée will use the proceeds of the Loans only to meet its obligations under this Agreement.
10.5.	Notwithstanding anything to the contrary, Entrée will not be in default of any obligation under this Agreement, including without limitation under Articles 8 and 9, if it has requested funds from Ivanhoe which Ivanhoe has failed to advance.
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11.	PROCESSING FACILITES
11.1.	Any mill, smelter and other processing facilities and related infrastructure on the Properties ("Ivanhoe Facilities") will be owned exclusively by Ivanhoe and not by Entrée; Ivanhoe Facilities are specifically excluded from Assets and the use and operation of them is specifically excluded from Operations; and all costs of constructing and operating Ivanhoe Facilities will be solely for the account of Ivanhoe, and will not be included in Programs and Budgets or taken into account under this Agreement in calculating or adjusting the respective Participating Interests of Ivanhoe and Entrée. Ivanhoe will pay all such costs when due and will keep the Assets free from any Encumbrances pertaining to Ivanhoe Facilities.
11.2.	Entrée's share of Products will unless Entrée otherwise agrees be processed at Ivanhoe Facilities by paying milling and smelting charges. Ivanhoe confirms that the Ivanhoe Facilities are not intended to be profit centres and therefore, minerals from the Joint Venture will be processed through such facilities at cost (using industry standards for calculation of cost including an amortization of capital costs). The amortization allowance for capital costs will be calculated in accordance with generally accepted accounting principles determined yearly based on the estimated quantity of minerals to be processed for Entrée's account during that year relative to the total design capacity of the processing facilities over their useful life. Ivanhoe will also make Ivanhoe Facilities available to Entrée at on the same terms if spare processing capacity exists to process other suitable ores from Entrée's Lookout Hill concession, outside the area comprised in the Properties.
11.3.	Ivanhoe will indemnify and hold harmless Entrée and its Affiliates and its and their respective officers, directors and employees from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever, including legal costs incurred in defending same, which may be brought or made against one or more of them by any person, firm or corporation and all loss, cost, damages, expenses and liabilities, including without limitation environmental liabilities, which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly, the Ivanhoe Facilities or the use or operation thereof by Ivanhoe including without limitation bodily injuries or death at any time resulting therefrom or damage to property. In constructing and operating Ivanhoe Facilities, Ivanhoe will comply with all applicable laws, rules and regulations and the terms of the Existing Licenses in accordance with generally accepted mining practice and will perform all reclamation and site-remediation work as may be required.
11.4.	In respect of the Ivanhoe Facilities, Ivanhoe will at all times maintain, with insurance companies approved by Entrée, insurance including commercial general liability insurance and environmental liability insurance against such risks and with such limits and deductibles as a prudent operator would maintain in the circumstances. All policies will be endorsed:
(a)        to provide that thirty (30) days' prior Notice will be given by the carrier to Entrée before effecting cancellation or material change of coverage at the address specified in Section 20.1 hereof; and
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(b)        to include Entrée and all its Affiliates as additional insureds.
All insurance carried by Ivanhoe under this Agreement will contain a waiver of the insurer's right of subrogation against Entrée and its Affiliates.
12.	DISPOSITION OF PRODUCTION
12.1.	Taking In Kind
Each Participant shall take in kind or separately dispose of its share of all Products in proportion to its Participating Interest.  Any extra expenditure incurred in the taking in kind or separate disposition by either Participant of its proportionate share of Products shall be borne by such Participant.  Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or co-operative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement.  The Manager shall give notice in advance of the anticipated delivery date upon which Products will be available.
12.2.	Failure of Participant to Take In Kind
If a Participant fails to take its proportionate share of Products in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the notice date described in Section 12.1, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area.  Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind.  The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.
12.3.	Hedging
Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.
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13.	TERMINATION
13.1.	Termination by Expiration or Agreement
This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement.
13.2.	Termination by Deadlock
If the Management Committee fails to adopt a Program and Budget for twelve (12) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate the Business by giving thirty (30) days notice of termination to the other Participant.
13.3.	Continuing Obligations and Environmental Liabilities
On termination of the Business under Sections 13.1 or 13.2, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations.  The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 5.6, 8.5, 8.6 and 9.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).
13.4.	Disposition of Assets on Termination
Promptly after termination under Sections 13.1 or 13.2, the Manager shall take all action necessary to wind up the activities of the Business.  All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.
13.5.	Non-Compete Covenants
Neither a Participant that is deemed to have withdrawn pursuant to Sections 5.6 or 9.5, nor any Affiliate of such a Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the area of the Properties for twelve (12) months after the effective date of withdrawal.  If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 13.5, such Participant shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing Participant, if the acquiring party is the withdrawing Participant's Affiliate).  Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within ten (10) days after the offer is received by such non-withdrawing Participant.  Failure of a Participant's Affiliate to comply with this Section 13.5 shall be a breach by such Participant of this Agreement. Nothing in this Section 13.5 will be construed to limit Ivanhoe's ability to exercise the Surface Access Rights.
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13.6.	Right to Data After Termination
After termination of the Business pursuant to Sections 13.1 or 13.2, each Participant shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.
13.7.	Continuing Authority
On termination of the Business under Sections 13.1 or13.2 or the deemed withdrawal of either Participant pursuant to Sections 5.6 or 9.5, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to:  (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal.  The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both Participants and the Business, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.
14.	ACQUISITIONS WITHIN AREA OF THE PROPERTIES
14.1.	General
Any interest or right to acquire any interest in real property or water rights related thereto within the area comprised within the outermost boundaries of the Properties as constituted on the Effective Date (in this Article 14, the "Area of Interest") either acquired or proposed to be acquired during the term of this Agreement by or on behalf of either Participant ("Acquiring Participant") or any Affiliate of such Participant shall be subject to the terms and provisions of this Agreement.  Ivanhoe and Entrée and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest.  Failure of any Affiliate of either Participant to comply with this Article 14 shall be a breach by such Participant of this Agreement.
14.2.	Notice to Non-Acquiring Participant
Within fifteen (15) days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in real property or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to real property or water rights partially within the Area of Interest, then all such real property (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article 14.  The Acquiring Participant's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Participant believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Participants under this Agreement.  In addition to such notice, the Acquiring Participant shall make any and all information concerning the relevant interest available for inspection by the other Participant.
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14.3.	Option Exercised
Within thirty (30) days after receiving the Acquiring Participant's notice, the other Participant may notify the Acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Participant shall convey or cause its Affiliate to convey to the Participants, in proportion to their respective Participating Interests, with title held as described in Section 3.4, all of the Acquiring Participant's (or its Affiliate's) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Participant (or its Affiliate) other than those to which both Participants have agreed.  The acquired interests shall become a part of the Properties for all purposes of this Agreement immediately upon such notice.  The other Participant shall promptly pay to the Acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.
14.4.	Option Not Exercised
If the other Participant does not give such notice within the thirty (30) day period set forth in Section 14.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement.
15.	ABANDONMENT AND SURRENDER OF PROPERTIES
Either Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Properties.  If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either Participant, the Participant that desires to surrender or abandon shall assign to the objecting Participant, by special warranty deed and without cost to the objecting Participant, all of the abandoning Participant's interest in the Properties sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning Participant other than those to which both Participants have agreed.  Upon the assignment, such properties shall cease to be part of the Properties.  The Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 5.6, 8.5, 8.6 and 9.5) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.
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16.	SUPPLEMENTAL BUSINESS AGREEMENT
16.1.	At any time during the term of this Agreement, the Management Committee may determine by unanimous vote of both Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Exploration, Pre-Feasibility or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Properties will comprise an area of interest under a separate business arrangement ("Supplemental Business"), and the Participants shall enter into a new agreement ("Supplemental Business Agreement") for the purpose of further exploring, analyzing, developing, and mining such portion of the Properties. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the Participants in the Supplemental Business identical to the rights and interests of the Participants in this Business at the time of the designation, unless otherwise agreed by the Participants, and with the Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Properties covered by the Supplemental Business Agreement.
17.	TRANSFER OF INTEREST; PRE-EMPTIVE RIGHT
17.1.	General
A Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article 17.
17.2.	Limitations on Free Transferability
Any Transfer by either Participant under Section 17.1 shall be subject to the following limitations:
(a)	neither Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;
(b)	no transferee of all or any part of a Participant's Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and, except as provided in Subsections 17.2(f) and 17.2(g), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by:
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(i)	this Agreement to the same extent as the transferring Participant; and
(ii)	if Ivanhoe holds Surface Access Rights in respect of any area of the Properties, such Surface Access Rights to the same extent as Entrée;

(c)	neither Participant, without the consent of the other Participant, shall make a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;
(d)	no Transfer permitted by this Article 17 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;
(e)	in the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant; provided however, that in order for such Transfer to be effective, the transferring Participant and its transferee must first:
(i)	agree, as between themselves, that one of them is authorized to act as the sole agent ("Agent") on their behalf with respect to all matters pertaining to this Agreement and the Business; and
(ii)	notify the other Participant of the designation of the Agent, and in such notice warrant and represent to other Participant that:
A.	the Agent has the sole authority to act on behalf of, and to bind, the transferring Participant and its transferee with respect to all matters pertaining to this Agreement and the Business;
B.	the other Participant may rely on all decisions of, notices and other communications from, and failures to respond by, the Agent, as if given (or not given) by the transferring Participant and its transferee; and
C.	all decisions of, notices and other communications from, and failures to respond by, the other Participant to the Agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.
The transferring Participant and its transferee may change the Agent (but such replacement must be one of them) by giving notice to the other Participant, which notice must conform to Subsection 17.2(e)(ii).
(f)	if the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such Participant's financing payment or performance of that Participant's obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Participant hereunder (including without limitation under Section 6.7). Any such Encumbrance shall be further subject to the condition that the holder of such Encumbrance ("Chargee") first enter into a written agreement with the other Participant in form satisfactory to the other Participant, acting reasonably, binding upon the Chargee, to the effect that:
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(i)	the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;
(ii)	the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least thirty (30) days after prior notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any pre-emptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such pre-emptive sale shall occur within sixty (60) days of the Chargee's notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant's Participating Interest at a public sale; and
(iii)	the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest;
(g)	if a sale or other commitment or disposition of Products or proceeds from the sale of Products by either Participant upon distribution to it pursuant to Article 12 creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement including, without limitation, Section 5.10.
17.3.
Pre-emptive Right

Any Transfer by either Participant under Section 17.1 and any Transfer by an Affiliate of Control of either Participant shall be subject to a pre-emptive right of the other Participant to the extent provided in Exhibit H. Failure of a Participant's Affiliate to comply with this Article 17 and Exhibit H shall be a breach by such Participant of this Agreement. Any Transfer by Entrée of its interest in the geographical areas, other than the Properties, that are subject to the Existing Licenses or any successor licenses shall also be subject to a pre-emptive right of Ivanhoe to extent provided in Exhibit H.

22326.88636.CGB.2507236.2

18.	ARBITRATION
18.1.	Single Arbitrator
Any matter in dispute under this Agreement that is referred to arbitration will be determined by a single arbitrator to be appointed by the parties hereto.
18.2.	Notice of Intent to Arbitrate
Either party may refer any matter in dispute under this Agreement to arbitration by Notice to the other party and, within thirty (30) days after receipt of such Notice, the parties will agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within twenty one (21) days of his appointment.  No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.
18.3.	Effect of Lack of Agreement on Arbitration
If the parties cannot agree on a single arbitrator as provided in Section 18.2 either party may request a court of competent jurisdiction to appoint a single arbitrator in accordance with the Arbitration Act.
18.4.	Procedural Matters
Except as specifically provided in this Part, an arbitration hereunder will be conducted in accordance with the Arbitration Act.  The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, all of which will be in camera, and he will preside over the arbitration and determine all questions of procedure not provided for under the Arbitration Act or this Part.  After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties.  The award will be kept confidential by the parties except to the extent that disclosure is required by applicable securities laws or stock exchange rules.  The decision of the arbitrator will be made within forty five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances.  The expense of the arbitration will be paid as specified in the award.  The parties agree that the award of the single arbitrator will be final and binding upon each of them and will not be subject to appeal.

22326.88636.CGB.2507236.2

19.	CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION
19.1.	Confidential Information
All Confidential Information, other than Confidential Information pertaining to the Oyu Tolgoi Property, which will remain the sole and exclusive property of Ivanhoe, shall be owned jointly by the Participants as their Participating Interests are determined pursuant to this Agreement. Except as provided in Sections 19.2 and 19.3, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.
19.2.	Permitted Disclosure of Confidential Information
Either party may disclose Confidential Information to:
(a)	a party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such party's performance of its obligations under this Agreement;
(b)	any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing party;
(c)	a third party with whom the disclosing party contemplates any independent business activity or operation; or
(d)	a third party to whom the disclosing party contemplates a sale or other disposition of the whole or part of its Participating Interest.
The party disclosing Confidential Information pursuant to this Section 19.2 will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 19.2 and who have agreed in writing supplied to, and enforceable by, the other party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article 19.  The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.
19.3.	Disclosure Required By Law
Notwithstanding anything contained in this Article 19, a party may disclose any Confidential Information if, in the opinion of the disclosing party's legal counsel:
(a)	such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or
(b)	such disclosure is legally required to be made pursuant to the applicable securities laws, rules and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party.
22326.88636.CGB.2507236.2

Prior to any disclosure of Confidential Information under this Section 19.3, the disclosing party will give the other party at least ten days' prior Notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.
19.4.	Public Announcements
Prior to making or issuing any press release or other public announcement or disclosure of the subject matter of this Agreement or any Confidential Information, a party will first consult with the other party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter.  Any press release or other public announcement or disclosure to be issued by either party relating to the Business will also identify the other party.
19.5.	Information pertaining to Oyu Tolgoi
Ivanhoe will afford to Entrée access to and copies of, and will keep Entrée fully informed of, all Confidential Information pertaining to the Oyu Tolgoi Property, if and to the extent pertinent to the selection of drill targets on the Properties or otherwise relevant to planning Exploration or other Operations.
20.	GENERAL PROVISIONS
20.1.	Notices
All notices, payments and other required or permitted communications ("Notices") to either Participant shall be in writing, and shall be addressed respectively as follows:
22326.88636.CGB.2507236.2

If to Entree:

Entrée Gold Inc.
1450 – 650 West Georgia Street
Vancouver, B.C.  V6B 4N7
Attention: President
Facsimile: (604) 687-4770

If to Ivanhoe:

Ivanhoe Mines Ltd.
654 – 999 Canada Place
 Vancouver, B.C.  V6C 3E1
Attention: Corporate Secretary
Facsimile: (604) 682-2060
All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication.  Either Participant may change its address by Notice to the other Participant.
20.2.	Gender
The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.
20.3.	Currency
All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.
20.4.	Headings
The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
20.5.	Waiver
The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant's right thereafter to enforce any provision or exercise any right.
22326.88636.CGB.2507236.2

20.6.	Modification
No modification of this Agreement shall be valid unless made in writing and duly executed by both Participants.
20.7.	Force Majeure
Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Participant seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing.  The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof.  The affected Participant shall resume performance as soon as reasonably possible.  During the period of suspension the obligations of both Participants to advance funds pursuant to Section 9.2 shall be reduced to levels consistent with then current Operations.
20.8.	Rule Against Perpetuities
If any provision of this Agreement should violate any rule against perpetuities or any related rule against interests that last too long or are not alienable, then any such provision shall terminate 20 years after the death of the last survivor of all the lineal descendants of His late Majesty King George V of England, living on the date of execution of this Agreement.
22326.88636.CGB.2507236.2

20.9.	Governing Law
Except for matters of title to the Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.
20.10.	Further Assurances
Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.
20.11.	Entire Agreement; Status of Earn-in Agreement
As of the Effective Date of this Agreement, the Earn-in Agreement is terminated, except that any obligations or liabilities then existing or accrued, including any obligations to indemnify that may arise or have arisen under Sections 3.13, 4.8 and 6.5 of the Earn-in Agreement, and the following provisions of the Earn-in Agreement, all of which will continue in full force and effect: Part 2 and Sections 4.6, 4.7, 4.9, 4.10, 4.11, 5.1 (but only until such time as the transactions contemplated by Section 5.2 of the Earn-in Agreement are complete),5.2 and 5.3. Subject to the foregoing, this Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof.
20.12.	Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.
20.13.	Memorandum
At the request of either Participant, a Memorandum or short form of this Agreement shall be prepared by the Manager, executed and acknowledged by both Participants, and recorded or filed by the Manager in appropriate offices of public record in Mongolia or elsewhere as may be possible to provide constructive notice of this Agreement and the rights and obligations of the Participants hereunder. Unless both Participants agree, this Agreement shall not be recorded.
20.14.	Counterparts
This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

22326.88636.CGB.2507236.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
ENTREE GOLD INC.

By__________________________________ c/s
Title:
IVANHOE MINES LTD.

By___________________________________ c/s
Title:
22326.88636.CGB.2507236.2

EXHIBIT A
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

PROPERTIES
22326.88636.CGB.2507236.2

PROJECT PROPERTY

Project Property Concession Boundaries

V
W
3136X
R
3148X
AA
3148X
S
U
T
X
Q
A
B
E
F
3150X
C
Oyu Tolgoi
D
N
M
J
I
P
O
L
K
H
G
Legend
100% Entree Gold Inc.
Oyu Tolgoi Mining Licence
Project Property
(approximately 39,864 ha)
3148X
Exploration Licence No.
N
0
10
kilometres

Coordinate, Latitude, Longitude
A 106 36 00, 43 00 00	N 106 38 00, 42 57 00
B 106 47 30, 43 00 00	O 106 38 00, 42 55 30
C 106 47 30, 42 58 30	P 106 36 00, 42 55 30
D 106 55 00, 42 58 30	Q 106 30 00, 43 00 00
E 106 55 00, 43 00 00	R 106 30 00, 43 08 00
F 107 00 00, 43 00 00	S 107 00 00, 43 08 00
G 107 00 00, 42 55 30	T 106 55 00, 43 03 00
H 106 55 00, 42 55 30	U 106 47 30, 43 03 00
I 106 55 00, 42 57 30	V 106 04 00, 43 16 00
J 106 51 30, 42 57 30	W 106 30 00, 43 16 00
K 106 51 30, 42 55 30	X 106 04 00, 43 00 00
L 106 44 00, 42 55 30
M 106 44 00, 42 57 00	AA 106 47 30, 43 08 00

22326.88636.CGB.2507236.2

EXHIBIT B
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

ACCOUNTING PROCEDURES
The financing and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below.  All capitalized terms in these Accounting Procedures shall have the definition attributed to them in the Agreement, unless defined otherwise herein.
The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Operations.  It is the intent of the Participants that neither of them shall lose or profit by reason of the designation of one of them to exercise the duties and responsibilities of the Manager.  The Participants shall meet and in good faith endeavor to agree upon changes deemed necessary to correct any unfairness or inequity.  In the event of a conflict between the provisions of these Accounting Procedures and those of the Agreement, the provisions of the Agreement shall control.
20.1.	GENERAL PROVISIONS
20.2.	General Accounting Records
The Manager shall maintain detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to the Business. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements.  The records shall reflect all obligations, advances and credits of the Participants.
20.3.	Cash Management Accounts
The Manager shall maintain one or more separate cash management accounts for the payment of all expenses and the deposit of all cash receipts for the Business.

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20.4.	Statements and Billings
The Manager shall prepare statements and bill the Participants as provided in Article 9 of the Agreement.  Payment of any such billings by either Participant, including the Manager, shall not prejudice such Participant's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Participant.  All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period.  The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Paragraphs 5.1 and 5.2.
21.	CHARGES TO BUSINESS ACCOUNT
Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:
21.1.	Property Acquisition Costs, Rentals, Royalties and Other Payments
All property acquisition and holding costs, including Governmental Fees, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.
21.2.	Labor and Employee Benefits
(a)	Salaries and wages of the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.
(b)	The Manager's cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.
(c)	The Manager's actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Subparagraph 2.2(a) or Paragraph 2.12 rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Subparagraphs2.2(a) or Paragraph 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

3
(d)	Cost of assessments imposed by governmental authority that are applicable to salaries and wages chargeable under Subparagraph 2.2(a) and Paragraph 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.
21.3.	Materials, Equipment and Supplies
The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.1.  The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations.  The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.
21.4.	Equipment and Facilities Furnished by Manager
The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities.  Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum.  Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.
21.5.	Transportation
Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for Operations.
21.6.	Contract Services and Utilities
The cost of contract services and utilities procured from outside sources, other than services described in Paragraphs 2.9 and 2.13.  If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Operations.  The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be charged to the Business Account unless approved by the Management Committee.
21.7.	Insurance Premiums
Net premiums paid for insurance required to be carried for Operations for the protection of the Participants.  When Operations are conducted in an area where the Manager may self-insure for Worker's Compensation and/or Employer's Liability under applicable law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

4
21.8.	Damages and Losses
All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager.  The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.
21.9.	Legal and Regulatory Expense
Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from Operations or necessary to protect or recover the Assets of the Business, including costs of title investigation and title curative services.  All attorneys fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be charged to the Business Account unless approved by the Management Committee.
21.10.	Audit
Cost of annual audits under Subsection 9.6(a).
21.11.	Taxes
All taxes, assessments and like charges on Operations and Assets which have been paid by the Manager for the benefit of the Participants.  Each Participant is separately responsible for taxes determined or measured by a Participant's sales revenue or net income.
21.12.	District and Camp Expense (Field Supervision and Camp Expenses)
A pro rata portion of:  (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office and any necessary suboffice, and (iii) all necessary camps, including housing facilities for employees, used for Operations.  The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment.  The total of such charges for all Properties served by the Manager's employees and facilities shall be apportioned to the Business Account on the basis of a ratio to be approved by the Management Committee.

5
21.13.	Administrative Charge
(a)	Each month, the Manager shall charge the Business Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its home office overhead and general and administrative expenses to conduct each phase of Operations, and which shall be in lieu of any management fee and for taxes based on production of Products:
(i)	Exploration Phase – (A) two percent (2%) of Allowable Costs under third-party contracts which contain an allowance for contract administration or overhead by the third-party; (B) five percent (5%) of Allowable Costs under third-party contracts not included in (A) which provide for aggregate contract expenditures of more than $50,000; and (C) ten percent (10%) of all other Allowable Costs.
(ii)	Development Phase – two percent (2%) of Allowable Costs.
(iii)	Major Construction Phase – one percent (1%) of Allowable Costs.
(iv)	Mining Phase – two and one-half percent (2.5%) of Allowable Costs.
(b)	The term "Allowable Costs" as used in this Paragraph for a particular phase of Operations shall mean, subject to the provisions in Article 11 of the Agreement, all charges to the Business Account excluding:
(i)	the administrative charge referred to herein;
(ii)	depreciation, depletion or amortization of tangible or intangible Assets;
(iii)	amounts charged in accordance with Paragraphs 2.1 and 2.9, and
(iv)	marketing costs.
The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:
A.	the Exploration Phase shall cover those Operations conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral,
B.	the Development Phase shall cover those Operations, including Pre-Feasibility and Feasibility Study Operations, conducted to assess a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed Assets,

6
C.	the Major Construction Phase shall include all Operations involved in the construction of a mill, smelter or other ore processing facilities,
D.	the Mining Phase shall include all other Operations activities not otherwise covered above, including activities conducted after Mining Operations have ceased.
(c)	Various phases of Operations may be conducted concurrently, in which event the administrative charge shall be calculated separately for Allowable Costs attributable to each phase.
(d)	The monthly administration charge determined for each phase of Operations shall be a liquidated amount to reimburse Manager for its home office overhead and general and administrative expenses for its conduct of Operations, and shall be equitably apportioned among all of the properties served during such monthly period on the basis of a ratio approved by the Management Committee.
(e)	The following is a representative list of items that constitute the Manager's principal business office expenses that are expressly covered by the administrative charge provided in this Paragraph, except to the extent that such items are directly chargeable to the Business Account under other provisions of this Article II:
(i)	administrative supervision, which includes all services rendered by managers, department supervisors, officers and directors of the Manager for Operations;
(ii)	accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;
(iii)	the services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;
(iv)	routine legal services rendered by outside sources and the Manager's legal staff not otherwise charged to the Business Account under Paragraph 2.9, including property acquisition, attorney management and oversight, and support services provided by Manager's legal staff concerning any litigation; and
(v)	rentals and other charges for office and records storage space, telephone service, office equipment and supplies.
(f)	The Management Committee shall annually review the administrative charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive based on the principles that the Manager shall not make a profit or suffer a loss and that it should be fairly and adequately compensated for its costs and expenses.

7
21.14.	Environmental Compliance Fund
Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions during the life of the Business, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations.  The Manager shall invest such amounts on behalf of the Participants as provided in Subsection 7.2(q) of the Agreement.
21.15.	Other Expenditures
Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.
22.	BASIS OF CHARGES TO BUSINESS ACCOUNT
22.1.	Purchases
Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken.  If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.
22.2.	Material Furnished by a Participant for Use in the Business
Any Material furnished by either Participant for use in the Business or distributed to either Participant by the Manager shall be priced on the following basis:
(a)	New Material: New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (herein called "New Price").
(b)	Used Material.
(i)	Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:
A.	used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

8
B.	used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.
(ii)	Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.
(iii)	Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.
(iv)	All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.
(c)	Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by the Management Committee. Such price shall be set at a level that will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.
22.3.	Premium Prices
Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use.  The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Manager.
22.4.	Warranty of Material Furnished by the Manager or Participants
Neither Participant warrants any Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

9
23.	DISPOSAL OF MATERIAL
23.1.	Disposition Generally
The Manager shall have no obligation to purchase either Participant's interest in Material.  The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by transfer to the Participants as provided in Paragraph 4.2.
23.2.	Distribution to Participants
Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.
23.3.	Sales
Sales of Material to third parties shall be credited to the Business Account at the net amount received.  Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.
24.	INVENTORIES
24.1.	Periodic Inventories, Notice and Representations
At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties, and the expense of conducting such periodic inventories shall be charged to the Business Account.  The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place.  A Participant shall be deemed to have accepted the results of any inventory taken by the Manager if the Participant fails to be represented at such inventory.
24.2.	Reconciliation and Adjustment of Inventories
Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Business only for shortages due to lack of reasonable diligence.

EXHIBIT D
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

DEFINITIONS
"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Participant.
"Agent" has the meaning assigned to it in Subsection 17.2(e)(i) of the Agreement.
"Agreement" means this Joint Venture Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.
"Approved Alternative" means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the Pre-Feasibility Studies.
"Acquiring Participant" has the meaning assigned to it in Section 14.1 of the Agreement.
"Arbitration Act" means the Commercial Arbitration Act of the Province of British Columbia.
"Area of Interest" has the meaning assigned to it in Section 14.1.
"Assets" means the Properties, Products, Confidential Information, (other than Confidential Information pertaining to the Oyu Tolgoi Property), and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Participants hereunder.
"Available Cash Flow" has the meaning assigned to it in Section 10.3 of the Agreement.
"Bid Report" has the meaning assigned to it in Subsection 8.10(b) of the Agreement.
"Budget" means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by the Participants with respect to a Program.
"Business" means the contractual relationship of the Participants under this Agreement.

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"Business Account" means the account maintained by the Manager for the Business in accordance with Exhibit B.
"Confidential Information" means the terms of this Agreement, and any other agreement relating to the Business, the Existing Data, any information pertaining to the Oyu Tolgoi Property and all other information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) disclosed by one Participant to the other Participant hereunder that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant but does not include any information, data, knowledge or know-how that is already in the receiving Participant's possession prior to receipt thereof from the disclosing Participant or that enters the public domain other than as a consequence of a breach of this Agreement by one of the parties or that comes into a Participant's possession from a third party who is not, to the knowledge of the receiving Participant after due enquiry, under an obligation of confidentiality to the other Participant.
"Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.
"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.
"Cover Payment" shall have the meaning as set forth in Section 9.4 of the Agreement.
"Defaulting Participant's Entire Interest" has the meaning assigned to it in Subsection 9.5(e) of the Agreement.
"Development" means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.
"Earn-in Agreement" means the Equity Participation and Earn-in Agreement made as of the 15th day of October, 2004 between Ivanhoe and Entrée.
"Effective Date" means the date first above written.

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"Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.
"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.
"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.
"Equity Account" means the account maintained for each Participant by the Manager in accordance with Subsection 7.2(m) of the Agreement.
"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the Properties prior to the Effective Date.
"Existing Licenses" means, collectively, Mineral Exploration License number 3148X and Mineral Exploration License number 3150X, both issued by the Mineral Resources Authority of Mongolia on April 3, 2001.
"Expansion" or "Modification" means (i) a material increase in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods.  An increase or change shall be deemed "material" if it is anticipated to cost more than twenty percent (20%) of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

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"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.
"Feasibility Contractors" means one or more engineering firms approved by the Management Committee for purposes of preparing or auditing any Pre-Feasibility Study or Feasibility Study.
"Feasibility Study" means a report to be prepared following selection by the Management Committee of one or more Approved Alternatives.  The Feasibility Study shall include a review of information presented in any Pre-Feasibility Studies concerning the Approved Alternative(s).  The Feasibility Study shall be in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the mining industry.
"Governmental Fees" means all fees, rentals and similar payments required by Law to acquire hold exploration licenses and leases in Mongolia.
"Indemnified Participant" has the meaning assigned to it in Subsection 3.7(a) of the Agreement.
"Indemnifying Participant" has the meaning assigned to it in Subsection 3.7(a) of the Agreement.
"Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1 of the Agreement.
"Ivanhoe Facilities" has the meaning assigned to it in Subsection 11.1 of the Agreement.
"Law" or "Laws" means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.
"Loans" has the meaning assigned to it in Section 10.1 of the Agreement.
"Loss " has the meaning assigned to it in Subsection 3.7(a) of the Agreement.
"Management Committee" means the committee established under Article 6 of the Agreement.
"Manager" means the Participant appointed under Article 7 of the Agreement to manage Operations, or any successor Manager.
"Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

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"Mongolian Subsidiary" has the meaning assigned to it in Section 2.7.
"Net Smelter Returns" means certain amounts calculated as provided in Exhibit E, which may be payable to a Participant under Subsection 5.6(a) of the Agreement.
"Notices" has the meaning assigned to it in Section 20.1 of the Agreement.
"Operations" means the activities carried out under this Agreement.
"Oyu Tolgoi Property" means the geographical area which is the subject of Mining License number 6709 issued by the Mineral Resources Authority of Mongolia on December 23, 2003
"Participant" means Ivanhoe or Entrée, or any permitted successor or assign of Ivanhoe or Entrée under the Agreement.
"Participating Interest" means the percentage interest representing the ownership interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder.  Participating Interests shall be calculated to three decimal places and rounded to two decimal places as follows:  Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%).  The initial Participating Interests of the Participants are set forth in Section 5.3 of the Agreement.
"Pre-Feasibility Studies" means one or more studies prepared to analyze whether economically viable Mining Operations may be possible on the Properties, as described in Section 8.8.
"Payout" means the date on which the Equity Account balance of each of the Participants has become zero or a negative number, regardless of whether the Equity Account balance of either or both Participants subsequently becomes a positive number. If one Participant's Equity Account balance becomes zero or a negative number before the other Participant's, "Payout" shall not occur until the date that the other Participant's Equity Account balance first becomes zero or a negative number.
"Prime Rate" means at any particular time the annual rate of interest announced from time to time by Royal Bank of Canada, main branch, Vancouver, British Columbia as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada and as to which from time to time a certificate of an officer of Royal Bank of Canada shall be conclusive evidence.
"Products" means all ores, minerals and mineral resources produced from the Properties.
"Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.
"Program Period" means the time period covered by an adopted Program and Budget.

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"Project Financing" means any financing approved by the Management Committee and obtained by the Participants for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Participant to finance payment or performance of its obligations under the Agreement.
"Properties" means that portion of the geographical area which is the subject of the Existing Licenses, as more particularly described in Schedule "A".
"Recalculated Participating Interest" means the reduced Participating Interest of a Participant as recalculated under Sections 8.5, 8.6 or 9.5 of the Agreement.
"Reduced Participant" means a Participant whose Participating Interest is reduced under Sections 8.5 or 9.5 of the Agreement.
"Supplemental Business" has the meaning assigned to it in Section 16.1 of the Agreement.
"Supplemental Business Agreement" has the meaning assigned to it in Section 16.1 of the Agreement.
"Surface Access Rights" has the meaning assigned to it in the Earn-in Agreement.
"Transfer" means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Subsection 8.2(j) and Section 7.6 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT E
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

NET SMELTER RETURNS ROYALTY

1.	Definitions and Interpretation
In this Exhibit E, capitalized terms have the meanings assigned to them respectively in the Agreement and the following terms have the meanings ascribed to them as follows:
1.1.	"Business Day" means a day on which banks are open for business in Vancouver, British Columbia.
1.2.	"Commercial Production" shall mean the mining, extraction, processing and recovery for sale of Minerals from the Properties, excluding the taking of Minerals from the Properties for the purpose of bulk sampling or determining the amenability of the Minerals to beneficiation processes or mining.
1.3.	"Deemed Gross Sale Proceeds" of all Sales occurring in respect of the disposition of Minerals consisting of gold, silver, platinum and palladium shall mean and be determined by multiplying the total number of troy ounces of the particular Minerals deemed sold or otherwise disposed of within that last completed calendar quarter by the following:
(a)	in the case of gold, platinum and palladium, the arithmetic mean of the daily London Bullion Market afternoon fixing for the calendar quarter per ounce of the respective Minerals;
(b)	in the case of silver, the arithmetic mean of the weekly Handy & Harman price per ounce of silver as quoted in "Metals Week" for the last two (2) weeks which conclude within that calendar quarter, but in the event "Metals Week" is not published or if for any reason such quotation is not available the arithmetic mean of the Handy & Harman base price quote as published in the "Wall Street Journal" for the calendar quarter will be utilized.
1.4.	"Encumbrances" means any mortgage, charge, pledge, lien, licence, privilege, security interest, royalty or other encumbrance.
1.5.	"Gross Sale Proceeds" in respect of the disposition of Minerals shall mean and be determined as follows:

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(a)	for gold, silver, platinum and palladium, the Deemed Gross Sale Proceeds in respect of such Minerals at the time of the Sale of such Minerals; and
(b)	for all Minerals other than gold, silver, platinum and palladium, the actual proceeds of sale to an independent refinery, smelter or other unaffiliated third-party purchaser of such Minerals during a calendar quarter.
1.6.	"Minerals" shall mean all minerals, ores, concentrates, metals and other materials produced from the Property.
1.7.	"Net Smelter Returns" shall mean Gross Sales Proceeds less Permissible Deductions, except where Minerals other than gold, silver, platinum or palladium are finally disposed of by the Payor by means other than a sale to an independent refinery, smelter of other unaffiliated third-party purchaser of such Minerals during a calendar quarter, then Net Smelter Returns shall be determined as follows:
(a)	the metallurgically recoverable marketable content of such Minerals in the ores and concentrates produced from the Properties shall be determined in accordance with commonly accepted industry standards using assays or other accurate analyses regularly taken for ores or concentrates;
(b)	the recoverable marketable content of such Minerals shall be multiplied by the closing price for each of the respective Minerals on the day of disposition of the subject ores and concentrates as quoted on the New York Commodity Exchange; and
(c)	the result in Paragraph 1.7(b) be reduced by all applicable charges, royalties, taxes, costs and penalties which the Payor actually incurs with respect to the disposition of the subject ores and concentrates.
1.8.	"NSR Royalty" has the meaning assigned to it in Paragraph 2.1.
1.9.	"Payee" means the party entitled to a royalty pursuant to the provisions in Section 5.6 and "Payor" means the party required to pay same.
1.10.	"Permissible Deductions" shall mean the aggregate of the following costs and charges, without duplication and to the extent not previously deducted or accrued in computing Gross Sales Proceeds, that accrue or are paid in each quarterly period:
(a)	all smelting, refining, treatment, assaying, sampling, umpiring, selling and other costs, charges and penalties charged by any refinery, smelter or other unaffiliated third-party purchaser of Minerals;
(b)	all taxes paid on production of Minerals, except Payor's income taxes, including, but not limited to, production, severance, sales and privilege taxes, and all local, provincial and federal royalties that are based on the production of Minerals;

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(c)	all costs of loading, securing, insuring and transporting Minerals from the Property to the place of beneficiation, processing or treatment and, if applicable, thence to the place of delivery thereafter, including shipping, freight, handling and forwarding expenses, and export and import taxes, if applicable;
(d)	all costs or charges of any nature for or in connection with insurance, storage or representation at a smelter or refinery for ores and Minerals; and
(e)	all actual sales and brokerage costs on ores and Minerals;
provided that, where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length, such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor and the fair market value thereof, considering the time of such transaction and under all the circumstances thereof.
1.11.	"Sales" shall mean and be deemed to have occurred, without regard to when or to whom they actually are made, upon the earliest to occur of the following:
(a)	when such Minerals (other than refined bullion, ore or concentrates) are shipped by the Payor from the Properties to an independent refinery, smelter or other unaffiliated third-party purchaser;
(b)	with respect to refined bullion produced by the Payor, the day the final, refined bullion was produced;
(c)	with respect to ore produced by the Payor, three Business Days after the ore was produced; and
(d)	with respect to other concentrates produced by the Payor, 30 days after those concentrates have been produced.
2.	Grant of Royalty
2.1.	Payor hereby grants and agrees to pay to Payee a royalty (the "NSR Royalty") in perpetuity equal to two percent (2.0%) of the Net Smelter Returns.
3.	Payment of Royalty
3.1.	The NSR Royalty shall be calculated and paid net of any applicable withholding taxes required by law within 25 days after the end of each calendar quarter in which Sales have occurred, at the option of the Payee exercised by written notice to the Payor before the first day of any applicable quarter, either:
(a)	by cheque, cash or draft, mailed or delivered to the Payee; or

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(b)	if and to the extent that the Minerals in respect of which the NSR Royalty is payable consist of bullion or other refined Minerals, by delivery of bullion or such other refined minerals to the Payee at an account maintained for the Payee at an independent refinery, or at such other place as may be designated by the Payee (the cost of such delivery to be borne by the Payee);
provided that, on failure of the Payee to give any such notice, the Payee shall be deemed to have elected to receive payment pursuant to Paragraph 3.1(a). Once the Payee has given notice electing to receive payment pursuant to Paragraph 3.1(a) or 3.1(b), such notice shall continue to be effective for all succeeding quarters until the Payee gives notice changing its election.  Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the "Statement") shall be submitted with the payment
3.2.	In the event that final amounts required for the calculation of the NSR Royalty are not available within the time period referred to in Paragraph 3.1, then provisional amounts shall be established, the NSR Royalty shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding quarter, as necessary.
3.3.	The parties will cooperate so as to reduce or avoid withholding taxes on the payment of the NSR Royalty to the extent possible and practicable in accordance with applicable law.
4.	Sales of Minerals
4.1.	All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to mineral products (collectively, "Hedging Transactions") are specifically excluded from calculations of the NSR Royalty, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor's account, irrespective of whether or not mineral products are delivered in fulfilment of such obligations.
4.2.	The Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade Minerals prior to sale, transfer, or conveyance to a purchaser, user or consumer. The Payor shall not be liable for mineral values lost in such processing under sound practices.
4.3.	The Payor shall not dispose of Minerals other than gold, silver, platinum and palladium except by way of sale to an arm's length third party for cash proceeds equal to the fair market value thereof at the time of sale.
4.4.	All Minerals for which a Net Smelter Return Royalty is payable shall be weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices. After such measurement, the Payor may mix or commingle such ores, materials or products with ores, materials or products from other property.

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5.	Books; Records; Inspections
5.1.	The Payor will keep true and accurate books and records of all of its operations and activities with respect to the Properties and the Minerals, prepared on an accrual basis in accordance with Canadian generally accepted accounting principles, consistently applied. Payee may, from time to time, perform audits or other examinations of all of the books and records of the Payor to confirm the calculation of the NSR Royalty and compliance with the terms of the Agreement including this Appendix. The reasonable expenses of any audit or other examination permitted hereunder shall be paid by Payee, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of the NSR Royalty payments paid to Payee hereunder greater than $5,000, in which event the costs of such audit or other examination shall be paid by the Payor.
5.2.	Without limiting Paragraph 5.1, upon not less than five Business Days' notice to Payor, Payee , or its authorized agents or representatives, may, under the direction and control of Payor, enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Properties, including without limitation, records and data that are electronically maintained.
5.3.	Within 60 days following the end of each calendar year, the Payor will provide Payee with an annual report of Minerals mined, Minerals milled or processed, recoveries, grades, and capital and development expenses with respect to the Properties during such calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining Mineral reserves on the Properties for the succeeding calendar year and any changes to, or replacements of, the mine plan or any "life of mine plan" with respect to the Properties. The Payor will provide Payee with a copy of any "life of mine plan", if produced, within 30 days of its approval by Payor and any changes to, or replacements of, any such "life of mine plan" or any mine plan within 30 days after such change or replacement thereof.
6.	Stockpiling and Commingling
6.1.	The Payor may stockpile and commingle Minerals with ores, concentrates or other products not mined from the Properties. The Payor shall, prior to such stockpiling or commingling, measure, weigh and analyze samples of such commingled materials in accordance with sound mining and metallurgical practices and the Payor shall keep accurate records as a basis for computing any NSR Royalty payments. In determining which commingled materials are sold from a commingled stockpile, a first-in, first-out system shall be used.
7.	Tailings and Waste
7.1.	All tailings or waste material shall be the property of the Payor and the Payor shall have no obligation to process or extract substances therefrom. If the Payor elects to extract Minerals of value therefrom and utilizes or sells the same, the Payee shall receive payments in respect of the NSR Royalty during Commercial Production of such Minerals. If the Payor commingles the tailings or waste material produced from the Properties with tailings and waste material not produced from the Properties, the Payor shall record the tonnage amount and source of such tailings and waste material prior to commingling and the NSR Royalty payments, if any, shall be based upon the recoverable pro rata portion of the minerals in the tailings or waste material derived from the Properties. The records of the Payor shall be deemed conclusive as to the tailings or waste material attributable to each source.

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8.	Compliance with Laws; Environmental Obligations
8.1.	The Payor will indemnify and save Payee and its Affiliates harmless from any loss, cost or liability including, without limitation, reasonable legal fees arising from a claim against Payee in respect of any failure by the Payor to at all times comply with all Laws.
8.2.	The Payor will indemnify and save Payee and its Affiliates harmless from any loss, cost or liability (including, without limitation, reasonably legal fees) arising from a claim against Payee in respect of:
(a)	any failure by the Payor to timely and fully perform all abandonment, restoration, remediation and reclamation required by all governmental authorities pertaining or related to the operations or activities of by the Payor on or with respect to the Properties or required under the Agreement;
(b)	the Payor causing, suffering, or permitting any condition or activity at, on or in the vicinity of the Properties which constitutes a nuisance; or
(c)	any failure by the Payor which results in a violation of or liability under any Laws.
9.	Conduct of Operations
9.1.	All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Properties or produced therefrom, and except as otherwise provided in this Agreement all decisions concerning the sale or other disposition of Minerals (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Minerals for a reasonable length of time without selling the same) shall be made by the Payor, acting reasonably and in accordance with good mining and engineering practice in the circumstances.
9.2.	The Payor will not at any time permit any person with which it does not deal at arm's length, to smelt, refine or otherwise process Minerals, without the prior written consent of Payee.

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10.	Insurance
10.1.	Payor shall purchase or otherwise arrange at its own expense and shall keep in force at all times insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Properties and in respect of loss, theft or destruction of Minerals, in such amounts as will adequately protect the Payor, Payee, the NSR Royalty, and the Properties from any and all claims, liabilities and damages which may arise with respect to the Properties and as will adequately protect the Payor and Payee from loss, theft and destruction of Minerals. Payee shall be named as a loss payee on all property, liability and other insurance policies held by Payor and relating to the Properties, the Minerals or the NSR Royalty.
11.	Maintenance of Properties
11.1.	The Payor shall do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Payor and Payee in the Properties and the Minerals and to maintain the Properties in good standing. The Payor shall be entitled, from time to time, to abandon or surrender or allow to lapse or expire any part or parts of any mineral claims or mining leases relating to or comprising the Properties if the Payor determines, acting reasonably, that such part or parts are not economically viable or otherwise have insufficient value to warrant continued maintenance.
11.2.	Notwithstanding Paragraph 11.1, the Payor shall not abandon or surrender, or allow to lapse or expire, any mining claims or leases relating to or comprising the Properties for the purpose of permitting any third party to restake such claim and avoid the NSR Royalty; and if the Payor, or any person with which the Payor does not deal at arm's length or joint venturer, restakes any expired claims or leases relating to or comprising the Properties, this Agreement shall include any such new claims.
11.3.	Payor will not sell, assign or transfer the Properties or any right, title or interest that it now has or may hereafter have therein, in whole or in part, to any person, firm or corporation, or agree to do so or grant any person, firm or corporation an option or right to acquire the Properties or any right, title or interest that it now has or may hereafter have therein, in whole or in part, unless the intended transferee first provides an acknowledgement in writing to Payee, in form and content to the reasonable satisfaction of Payee, that it assumes this Agreement and the obligations of Payor hereunder as if a named party in the first instance.
12.	Nature of Royalty Interest
12.1.	The NSR Royalty creates a direct real property interest in the Minerals and the Properties in favour of Payee, provided such interest shall be satisfied in respect of any particular Minerals by the payment to Payee of the NSR Royalty in respect thereof.
13.	Term
13.1.	This Agreement shall continue in perpetuity, it being the intent of the parties hereto that the NSR Royalty shall constitute a covenant running with the Properties and all successions thereof, whether created privately or through governmental action, and including, without limitation, any leasehold interest. If any right, power or interest of either party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

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14.	General Provisions
14.1.	Registration of Interest
Payee shall have the right from time to time to register or record notice of this Agreement and the NSR Royalty, any other documents relating to or contemplated by the foregoing and any caution or other title document, against title to the Properties or elsewhere, and Payor shall cooperate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of Payee hereunder.
14.2.	Time
Time is of the essence of this Exhibit and the Agreement and each of the terms and conditions hereof.

EXHIBIT F
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide insurance for the Participants and the Business against such risks and with such carriers and limits and deductibles as would be prudent in the circumstances including without limitation:
(i)	comprehensive public liability and property damage;
(ii)	automobile insurance; and
(iii)	adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.
Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

EXHIBIT H
To
JOINT VENTURE AGREEMENT
 By And Between
IVANHOE MINES LTD.
And
ENTRÉE GOLD INC.

PREEMPTIVE RIGHTS

1.	Mutual Preemptive Rights
1.1.	If either Participant intends to Transfer all or any part of its Participating Interest, or an Affiliate of either Participant intends to Transfer Control of such Participant ("Transferring Entity"), such Participant shall promptly notify the other Participant of such intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The other Participant shall have 15 days from the date such notice is delivered to notify the Transferring Entity (and the Participant if its Affiliate is the Transferring Entity) whether it elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the notice. If it does so elect, the acquisition by the other Participant shall be consummated promptly after notice of such election is delivered;
1.2.	If the other Participant fails to so elect within the period provided for above, the Transferring Entity shall have 90 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those offered by the Transferring Entity to the other Participant in the aforementioned notice;
1.3.	If the Transferring Entity fails to consummate the Transfer to a third party within the period set forth above, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Paragraph..
2.	Exceptions to Mutual Preemptive Right
Paragraph 1.1 above shall not apply to the following:

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2.1.	transfer by either Participant of all or any part of its Participating Interest to an Affiliate;
2.2.	incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;
2.3.	corporate merger or amalgamation involving either Participant by which the surviving entity or amalgamated company shall possess substantially all of the stock or substantially all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;
2.4.	the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;
2.5.	subject to Subsection 17.2(g) of the Agreement, the grant by either Participant of a security interest in its Participating Interest by Encumbrance;
2.6.	the creation by any Affiliate of either Participant of an Encumbrance affecting its Control of such Participant;
2.7.	a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to Article 12 of the Agreement;
2.8.	a sale by Ivanhoe of its Participating Interest in conjunction with a bona fide sale of its entire interest in the Oyu Tolgoi Property;
2.9.	the transfer of Control of either Participant by an Affiliate in the course of or as a result of a take-over bid made for shares of a Participant or a compromise or arrangement to which a Participant is a party; or
2.10.	a transfer by an Affiliate of either Participant of Control of such Participant to a third party where the value of such Participant's Equity Account (after adding back amounts that were charged to such Equity Account pursuant to Section 7.2(m) of the Agreement) does not exceed 50% of the Net Worth of the transferring Affiliate, or does not exceed 50% of the Net Worth of Transferee.
For purposes hereof, the term "Net Worth" shall mean the remainder after total liabilities are deducted from total assets.  In the case of a corporation, Net Worth includes both capital stock and surplus.  In the case of a limited liability company, Net Worth includes member contributions.  In the case of a partnership or sole proprietorship, Net Worth includes the original investment plus accumulated and reinvested profits.

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3.	Ivanhoe Preemptive Right
3.1.	If Entrée intends to directly or indirectly dispose of any interest, other than its Participating Interest, in any geographical areas that are the subject of the Existing Licenses or Mineral Exploration License number 3136X or any successor licenses in whole or in part (the interest intended to be sold being hereinafter called an "Interest") to a bona fide arm's length third party (a "Third Party") by way of a sale, joint venture or other mode of disposition, then in any such case Entrée will give Notice (the "Transfer Notice") to Ivanhoe, offering the Interest to Ivanhoe on substantially the same terms upon which Entrée proposes to convey the Interest to the Third Party.
3.2.	Ivanhoe may exercise its right to acquire all, but not less than all, of the Interest for the consideration stipulated in the Transfer Notice (provided that if all or any part of the consideration offered by the Third Party is non-monetary, Ivanhoe may elect to furnish the same non-monetary consideration or to pay to Entrée an amount of money equal to the fair market value of the non-monetary consideration offered by the Third Party) by providing Notice (the "Exercise Notice") within fifteen (15) days of receipt by Ivanhoe of the Transfer Notice (the "Exercise Period").
3.3.	If Ivanhoe does not exercise its right to acquire the Interest prior to the expiry of the Exercise Period, Entrée will have the right for a period of ninety (90) days following the Exercise Period (the "Closing Period") to convey the Interest to the Third Party for consideration having a value equal to or higher than the value of the consideration for which Entrée offered the Interest to Ivanhoe. If Entrée does not convey the Interest to the Third Party by the expiry of the Closing Period, Ivanhoe's preemptive right in such Interest shall be deemed to be revived. Any subsequent proposal to dispose of such Interest shall be conducted in accordance with all of the procedures set forth in this Paragraph..
4.	Exceptions to Ivanhoe Preemptive Right
Paragraph 3.1 above shall not apply to the following:
4.1.	transfer by Entrée of an Interest to an Affiliate provided that such Affiliate agrees in writing with Ivanhoe to be bound by Entrée's obligations in Paragraphs 3.1 through 3.3 in respect of the transferred Interest;
4.2.
corporate consolidation, reorganization, merger or amalgamation involving Entrée by which the surviving entity will possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of Entrée;

4.3.
the grant by Entrée of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance and any transfer of such interest by reason of exercise of the rights granted to the secured party; or

4.4.	a sale or other commitment or disposition of Products or proceeds from sale of Products by Entrée.